Exhibit (a)(5)(L)

Crown Laboratories Commences Friendly Tender Offer for All Outstanding Common Shares of Revance Therapeutics at $3.10 per share

Board of Directors of Revance Recommend Stockholders Tender their Shares

JOHNSON CITY, TN., December 12, 2024 — Crown Laboratories, Inc. (“Crown”), a privately held, global innovative leader in the skincare industry, today announced that it has commenced a cash tender offer to acquire all outstanding shares of common stock of Revance Therapeutics, Inc., (“Revance”) (Nasdaq: RVNC) at a price of $3.10 per share in cash. The tender offer is being made in connection with the Amended and Restated Merger Agreement, dated December 7, 2024 (as amended or supplemented from time to time, the “A&R Merger Agreement”).

“We are pleased that the Board of Directors of Revance (the “Revance Board”) unanimously supports the transaction and recommends that stockholders tender their shares. Crown’s offer provides certainty of value and immediate liquidity to Revance stockholders,” said Jeff Bedard, founder and Chief Executive Officer of Crown. “We look forward to bringing these organizations together for the benefit of customers and furthering our commitment to science-based solutions for healthy skin.”

Offer Unanimously Recommended by the Revance Board

The Revance Board unanimously determined that the offer and the merger are advisable and in the best interest of Revance and its stockholders and recommends they tender their shares to Crown. The Revance Board, with the assistance of its management team and advisors, engaged in a comprehensive review of a range of strategic alternatives and engaged with over a dozen parties to determine interest in a transaction.

Cash Consideration Provides Immediate Liquidity and Certainty of Value

The Revance Board took into account various factors, including the changing dynamics of the aesthetic injectable market and the potential risks related to Revance’s outstanding debt obligations and nearing maturities of such debt, in its determination, as described in Revance’s Schedule 14D-9 (as defined below). The Revance Board believed the certainty of value provided by the $3.10 cash offer was in the best interest of stockholders, especially when viewed against the risks and uncertainties associated with Revance’s stand-alone strategy.

Tender Offer Details

On December 12, 2024 Crown filed with the U.S. Securities and Exchange Commission “SEC” a tender offer statement on Schedule TO, including an offer to purchase and letter of transmittal (the “Schedule TO”), which sets forth the terms of the tender offer. Additionally, Revance filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 (the “Schedule 14D-9”) that includes the recommendation of the Revance Board that Revance stockholders accept the tender offer and tender their shares.

The tender offer is scheduled to expire at one minute after 11:59 p.m., Eastern Time on January 13, 2025, unless extended in accordance with the terms of the tender offer and A&R Merger Agreement. Consummation of the tender offer is subject to customary terms and conditions, including the tender of a number of shares of common stock of Revance which represents at least a majority of the voting power of Revance and the satisfaction of other customary closing conditions.

Following the successful closing of the tender offer, Crown will acquire any shares of Revance that are not tendered in the tender offer through a second-step merger for the same consideration as paid in the tender offer.

The complete terms and conditions of the tender offer are set forth in the Schedule TO, including the offer to purchase, a letter of transmittal, which have been filed with the SEC and are being mailed to Revance’s stockholders together with the Schedule 14D-9. A copy of these documents may be obtained at the website maintained by the SEC at www.sec.gov.

About Crown Laboratories

Crown, a privately held, fully integrated global skincare company, is committed to developing and providing a diverse portfolio of aesthetic, premium and therapeutic skincare products that improve the quality of life for its consumers throughout their skincare journey. An innovative company focused on skin science for life, Crown’s unyielding pursuit of delivering therapeutic excellence and enhanced patient outcomes is why it has become a leader in Dermatology and Aesthetics. Crown has been listed on the Inc. 5000 Fastest Growing Privately Held Companies List for 11 years and has expanded its distribution to over 50 countries. For more information, visit www.crownlaboratories.com.

The “Crown” logo, PanOxyl and Blue Lizard are registered trademarks of Crown Laboratories, Inc. SkinPen and StriVectin are registered trademarks of Bellus Medical, LLC and StriVectin Operating Company, Inc., respectively.

Contact Details

Felipe Ucrós / Jennifer Yank

Gladstone Place Partners

212-230-5930

Additional Information and Where to Find It

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Revance Therapeutics, Inc. The solicitation and the offer to buy shares of Revance’s common stock are only being made pursuant to the tender offer statement on Schedule TO, including the offer to purchase, a letter of transmittal and other related materials that Crown and its acquisition subsidiary have filed with the Securities and Exchange Commission (SEC). In addition, Revance has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Such documents will be mailed to the stockholders of Revance free of charge and investors may obtain a free copy of these materials (including the tender offer statement, Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement and other documents filed by Crown and Revance with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Revance under the “News” section of Revance’s website at www.revance.com. The information contained in, or that can be accessed through, Revance’s or Crown’s website is not a part of, or incorporated by reference herein.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), INCLUDING THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT OF REVANCE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements.” The use of words such as “anticipates,” “hopes,” “may,” “should,” “intends,” “projects,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, among others, statements relating to Revance’s and Crown’s future financial performance, business prospects and strategy, expectations with respect to the tender offer and the anticipated merger, including the timing thereof and Revance’s and Crown’s ability to successfully complete such transactions and realize the anticipated benefits. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others, the risks and uncertainties inherent in the tender offer and the anticipated merger, including, among other things, regarding how many of Revance stockholders will tender their shares in the tender offer, the possibility that competing offers will be made, the ability to obtain requisite regulatory approvals, the ability to satisfy the conditions to the closing of the tender offer and the anticipated merger, the expected timing of the tender offer and the anticipated merger, the possibility that the anticipated merger will not be completed, difficulties or unanticipated expenses in connection with integrating the parties’ operations, products and employees and the possibility that anticipated synergies and other anticipated benefits of the transaction will not be realized in the amounts expected, within the expected timeframe or at all, the effect of the announcement of the tender offer and the anticipated merger on Revance’s and Crown’s business relationships (including, without limitations, partners and customers), the occurrence of any event, change or other circumstances that could give rise to the termination of the A&R Merger Agreement, the expected tax treatment of the transaction, and the impact of the transaction on the businesses of Revance and Crown, and other circumstances beyond Revance’s and Crown’s control. You should not place undue reliance on these forward-looking statements. Certain of these and other risks and uncertainties are discussed in Revance’s and Crown’s filings with the SEC, including the Schedule TO (including the offer to purchase, letter of transmittal and related documents) Crown and its acquisition subsidiary have filed with the SEC, and the Solicitation/Recommendation Statement on Schedule 14D-9 Revance have filed with the SEC, and Revance’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, Crown does not undertake any duty to update forward-looking statements to reflect events after the date of this press release.